Exhibit 99.2

Item 7.	Management’s Discussion and Analysis of Financial Condition and Results of Operations

Overview

     General

      The Company is a global provider of biological products and enabling technologies to life science companies. The Company’s products are essential for the research, development and manufacturing of biologically based life science products. The Company’s products and technologies are used in a wide variety of applications within the areas of oncology, hematology, immunology, cardiology and infectious diseases, as well as in the study of molecular biology. The Company’s customer base includes many of the leading life science companies throughout the world.

     Beginning in 2003, for management purposes the operations of the Company’s subsidiaries were organized into four primary operating segments: Research Products (“Research”), Cell Culture Products (“Cell Culture”), Diagnostic Products (“Diagnostics”) and Therapeutic Products (“Therapeutics”). These segments are based primarily on the differing production, manufacturing and other value-added processes performed by the Company with respect to the products and, to a lesser extent, the differing end use and customer bases to which each reportable segment sells its products. During 2002, for management purposes the operations of the Company’s subsidiaries were organized into three primary operating segments: Biotechnology and Molecular Biology Products (“Biotech”), Diagnostic Products and Life Science Reagents (“Diagnostics”) and Therapeutic Products (“Therapeutics”). Prior to 2002, the Company reported only two operating segments, Therapeutics and Diagnostics. As a result of the Chemicon acquisition, the Company will develop a significant portfolio of products used in applications within the research product fields. All of the comparisons discussed below reflect the restatement of the segments so that they are consistent with the 2003 presentation.

      The Cell Culture segment products consist of cell culture media and supplements for drug development, biomanufacturing and life science research. The Company’s flagship product within this segment is EX-CYTE®. Other key products within the Cell Culture segment include bovine serum albumin (“BSA”), recombinant insulin and other products used principally in mammalian cell culture. In March 2003, the Company commenced the construction of a new EX-CYTE® manufacturing facility in Lawrence, Kansas that will increase capacity by 110,000 liters. The construction of the facility is expected to be completed in the first half of 2004 at an estimated cost of $28.0 million.

      The key products within the Diagnostic segment are monoclonal antibodies used in blood typing reagents and diagnostic antibodies and certain human-sourced polyclonal antibodies. The antibodies and other proteins provided by the Diagnostic products segment are used in diagnostic products such as blood typing reagents and diagnostic test kits.

      The activities of the Research segment primarily include manufacturing and sales of antibodies and molecular biology products. These products are used for a variety of applications by industrial and academic researchers. Effective April 1, 2003, Serologicals completed the acquisition of 100% of the common stock of Chemicon International, Inc. (“Chemicon”), a privately-owned company based in Temecula, California. Chemicon has manufacturing, distribution and research and development operations in Temecula, California, Australia and the United Kingdom. Chemicon provides a broad range of specialty reagents, kits, antibodies and molecular biology tools to biotechnology, pharmaceutical and academic research customers working in the areas of neuroscience, infectious disease, drug discovery, cancer research, stem cell research and proteomics. Chemicon is also a leading supplier of monoclonal antibodies, conjugates, antibody blends and kits for use in the diagnostic laboratory. The acquisition of Chemicon greatly expands the Company’s range of products and customers within the research market. The purchase price of $95 million in cash was funded with the proceeds from an $82.5 million five-year term loan and cash on hand. The results of operations of Chemicon are included in the Company’s financial statements beginning April 1, 2003.

      The Company’s Therapeutic segment (or blood plasma operations) conducts its operation through a national network of 10 donor centers that specialize in the collection of specialty human antibodies. This segment of the Company’s business provides value-added antibody-based products that are used as the active ingredients in therapeutic products for the treatment and management of diseases, such as Rh incompatibility in newborns, rabies, hepatitis and adverse reactions to the smallpox vaccination, and in diagnostic products, such as blood typing reagents and diagnostic test kits. During 2002, the Company completed an extensive review of its plasma operations. As a result of this review, the Company permanently closed four of its seventeen donor centers. In February 2003, the Company closed an additional 3 donor centers.

      Prior to August 2000, the Company also operated 47 donor centers specializing in the collection of non-specialty antibodies. In August 2000 the Company divested substantially all of the long-term assets of its non-specialty antibody business, the results of which were included in the Therapeutic Products segment for 2000.

Critical Accounting Policies

      The consolidated financial statements are presented on the basis of accounting principles that are generally accepted in the United States of America, which require management to make estimates that affect the amount of revenues, expenses, assets and liabilities reported. The following are five critical accounting policies that are both very important to the portrayal of the Company’s financial condition and results of operations and required management’s most difficult, subjective, or complex judgements. The accounting for these matters was based on current facts and circumstances which, in management’s judgment, hold potential for change which could affect management’s future estimates. Therefore, future financial results could differ materially from current financial results based on management’s current estimates.

     Revenue recognition

      The Company recognizes revenue in accordance with SEC Staff Accounting Bulletin No. 101, “Revenue Recognition in Financial Statements” (“SAB 101”). SAB 101 requires that four basic criteria must be met before revenue can be recognized: (1) persuasive evidence of an arrangement exists; (2) delivery has occurred; (3) the selling price is fixed and determinable; and (4) collectibility is reasonably assured. Determination of criteria (3) and (4) are based on management’s judgments regarding the fixed nature of the selling prices of the products delivered and the collectibility of those amounts. The Company has negotiated volume pricing discounts with certain customers that provide for a discount if certain volumes of the Company’s products are purchased. The Company defers any revenue subject to refund if the volumes are met under these arrangements until such time that the Company and the customer jointly determine that the volumes required for discount will not be achieved. If the amount of revenue deferred were to be inaccurate, the Company may have over or under stated accounts receivable and revenue, accordingly.

     Accounts receivable

      The Company performs ongoing credit evaluations of its customers and adjusts credit limits based upon payment history and the customer’s current credit worthiness, as determined by review of current credit information. The Company monitors collections and payments from its customers and maintains a provision for estimated credit losses based upon historical experience and any specific customer collection issues that have been identified. These estimates may prove to be inaccurate, in which case the Company may have over or under stated the reserve required for uncollectible accounts receivables and selling, general and administrative expense, accordingly.

     Inventory

      Inventories are carried at the lower of cost or market. Cost includes materials, labor and overhead. Market, with respect to all inventories, is replacement cost or net realizable value. Management frequently reviews inventory to determine the necessity of reserves for excess, obsolete or unsaleable inventory. These reviews require management to assess customer and market demand. These estimates may prove to be inaccurate, in which case the Company may have over or under stated the reserve required for excess, obsolete or unsaleable inventory and its cost of goods sold, accordingly.

     Valuation of goodwill and other intangible assets

      The Company periodically evaluates its goodwill and intangibles for potential impairment whenever events or changes occur that indicate the carrying value may no longer be recoverable. Evaluations are based on estimated discounted future cash flows from the use and eventual disposition of the underlying assets. In the first quarter of 2002, the Company adopted Statement of Financial Standard No. 142, “Goodwill and Other Intangible Assets” (“SFAS No. 142”). The Company completed its initial impairment review during the second quarter of 2002 and will perform an annual review thereafter. Based on the initial evaluation, the Company determined that no impairment existed as of December 31, 2001. The estimates used to evaluate the fair value of goodwill and other intangibles assets may prove to be inaccurate, in which case the Company may have over stated goodwill and other intangible assets.

     Deferred income taxes

      The Company recognizes deferred tax assets and liabilities based on differences between the carrying amount in the financial statements and the tax bases of assets and liabilities. The Company regularly reviews its deferred tax assets for recoverability. If the Company determines that the recoverability of its deferred tax assets is not probable, a valuation allowance is recorded against these assets. The estimates used to evaluate the recoverability of deferred tax assets may prove to be inaccurate, in which case the Company may have over or under stated income tax valuation allowances and its provision for income taxes, accordingly.

      The Company uses a combination of historical results, anticipated future events and detailed assessment of relevant facts and circumstances to estimate and make assumptions relating to its critical accounting policies. Actual results could differ from those estimates.

Results of Operations

      The following discussion and analysis of the Company’s financial condition and results of operations should be read in conjunction with the Consolidated Financial Statements and Notes thereto included in this Annual Report on Form 10-K. The following table sets forth certain consolidated operating data of the Company as a percentage of net sales for the fiscal years indicated below.

	2002	2001	2000

Net sales	100.0%	100.0%	100.0%
Gross profit	47.3%	47.5%	31.6%
Selling, general and administrative expenses	26.1%	21.4%	14.7%
Research and development	3.9%	1.5%	0.5%
Income before income taxes	14.8%	24.2%	14.2%

      The results of operations for the year ended December 2002 presented below include twelve months of operations of Intergen Company, L.P. and Subsidiaries (“Intergen”), which was acquired on December 13, 2001. The consolidated, Cell Culture products, Diagnostic products and Research products discussions below in the comparisons between years are impacted by the Intergen acquisition. The results of operations for the year 2000 presented below include the results of Seramed, which was divested in August 2000. The consolidated and Therapeutic products segment discussions below in the comparisons between years are impacted by the divestiture. Additionally, 2001 net sales include approximately $767,000 of remaining Seramed inventory that had previously been fully reserved.

Comparison of Fiscal Years ended December 29, 2002 and December 30, 2001

NET SALES

Consolidated

      Consolidated net sales increased 33%, or approximately $35.7 million, from $109.8 million in 2001 to $145.5 million in 2002. The increase was driven primarily by the sales contribution from the products acquired with the Intergen acquisition and a significant increase in EX-CYTE® sales, which offset significant decreases in sales of Therapeutic products.

Cell Culture Products

      Net sales of Cell Culture products increased $37.5 million, or 123%, from $30.6 million in 2001 to $68.1 million in 2002. This increase is due to increased sales of EX-CYTE® and sales contribution from Intergen. EX-CYTE® increased $11.7 million, or 61%, from $19.1 million in 2001 to $30.8 million in 2002. The growth in the EX-CYTE® product is due to continued advancement in the commercialization of the Company’s customers’ end-products because these products are in later stage clinical trials and FDA drug approval, which results in increased demand for the Company’s products. Intergen sales related primarily to human recombinant insulin, BSA, and other media supplements.

Diagnostic Products

      Net sales of Diagnostic Products increased approximately $4.0 million, or 17%, from $23.0 million in 2001 to $27.0 million in 2002. This increase was primarily due to increased sales of polyclonal antibodies, which increased from $5.5 million in 2001 to $8.9 million in 2002. Polyclonal antibodies primarily increased due to the Intergen acquisition. Sales of monoclonal antibodies and related products were $16.1 million in 2002 compared to $16.0 million in 2001.

Research Products

      Net sales of Research products were $4.1 million in 2002. The Company did not have any Research products prior to the acquisition of Intergen in December 2001.

Therapeutic Products

      Net sales of Therapeutic products decreased approximately $10.0 million, or 18%, from $56.2 million in 2001 to $46.2 million in 2002. Sales of anti-D antibodies declined $17.2 million, or 63%, from $27.2 million in 2001 to $10.0 million in 2002, primarily as a result of the timing of customer orders and delivery requirements. Sales of anti-hepatitis antibodies increased $1.6 million, from $18.6 million in 2001 to $20.2 million in 2002. The sales growth in this product occurred during the first six months of 2002. During the second half of 2002, sales declined significantly as our major customers have indicated that they have sufficient inventories to meet their current manufacturing requirements. Sales of anti-rabies declined $2.6 million, or 34% from the prior year, primarily as a result of the timing of customer orders and delivery requirements. Sales of the recently launched Vaccinia product totaled approximately $10.4 million during 2002. The remainder of the sales decrease was due to declines in Intravenous Immune Globulin (“IVIG”) sales.

GROSS PROFIT

Consolidated

      Consolidated gross profit increased approximately $16.6 million, or 32%, from $52.2 million in 2001 to $68.8 million in 2002. This increase was primarily due to increased sales. Gross margin decreased slightly from 48% in 2001 to 47% in 2002. Margins were lower primarily due to the increase of lower margin Intergen products in the sales mix and higher costs associated with the Company’s plasma operations, including costs related to starting up the Vaccinia antibody collection program.

Cell Culture Products

      Gross profit from Cell Culture products increased approximately $19.7 million, or 113%, from $17.4 million in 2001 to $37.1 million in 2002. This increase was primarily due to the increased sales of EX-CYTE® and the addition of the former Intergen products to the Cell Culture sales mix. Gross margins on Cell Culture products decreased from 57% in 2001 to 54% in 2002. This decrease was due to the mix of sales. During 2001, 62% of sales in this segment represented sales of the higher margin EX-CYTE® product, whereas in 2002, EX-CYTE® represented approximately 45% of Cell Culture sales. The Intergen products included in this segment are generally lower margin products than EX-CYTE®.

Diagnostic Products

      Gross profit from Diagnostic products increased approximately $0.3 million, or 2%, from $13.3 million in 2001 to $13.6 million in 2002. During 2002, gross margins on Diagnostic products were 58%, compared with 50% in 2001. Gross margins increased due to the introduction of Intergen products in the sales mix, which in the Diagnostic products segment are generally higher margin products.

Research Products

      Gross profit and gross margin from Research products was $1.6 million and 38% in 2002, respectively. The Company did not have any Research products prior to the acquisition of Intergen in December 2001.

Therapeutic Products

      Gross profit from Therapeutic products decreased approximately $4.9 million, or 23%, from $21.5 million in 2001 to $16.6 million in 2002. The decrease in gross margins is primarily due to the significantly lower sales of anti-D in 2002 as a result of the timing of customer orders and delivery requirements, which is a relatively higher margin specialty antibody product. Gross margins were positively impacted by increases in anti-hepatitis antibody sales, for which the Company achieved higher gross margins during 2002 as a result of contractual arrangements with a customer that provide for premium pricing adjustments for delivery of product that exceeds antibody concentration requirements as defined within the contract. Gross margins on Therapeutic products decreased from 38% in 2001 to 36% in 2002, as the sales decline of the relatively high margin anti-D antibodies product was nearly offset by margin improvements in the Company’s anti-hepatitis product. Therapeutic gross margins also have been negatively impacted by excess production capacity in the donor centers, as well as higher costs than expected associated with the start-up of the vaccinia program. As a result of lower unit sales, fixed costs associated with running the donor centers have been spread over fewer units.

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES

      Selling, general and administrative expenses increased approximately $14.5 million, or 62%, from $23.5 million in 2001 to $38.0 million in 2002. As a percentage of revenues, SG&A expenses were 26% in 2002 compared with 21% in 2001. Approximately $2.0 million of this increase was due to external costs related to the integration of Intergen. Other significant items contributing to the increase compared with the prior year included approximately $0.8 million in professional fees incurred as part of a project to evaluate all aspects of the Therapeutic Products business operations, approximately $1.0 million related to operating the former Intergen corporate office during the first quarter of 2002, approximately $4.6 million related to the expansion of the Company’s sales and marketing organization, approximately $1.0 million of increased costs due to the timing of hiring certain executives during the second half of 2001 and an increase of approximately $2.5 million related to higher commercial insurance costs.

RESEARCH AND DEVELOPMENT

      Research and development expenses increased approximately $3.9 million, or 229%, from $1.7 million in 2001 to approximately $5.6 million in 2002. As a percentage of sales, spending in this area increased from 2% in 2001 to 4% in 2002. This increase is primarily due to the expansion of the Company's research and development activities, including those acquired as a result of the Intergen acquisition. The current year also includes payments totaling approximately $1.0 million made to a third party research facility to fund start-up costs associated with projects this facility is undertaking related to detailed characterization and optimization of the Company's primary Cell Culture products. The Company expects research and development expenditures to increase as a percentage of sales over the next several years.

AMORTIZATION OF INTANGIBLES

      Amortization of intangibles decreased approximately $0.5 million from $1.5 million in 2001 to $1.0 million in 2002 as amortization of goodwill was discontinued effective December 31, 2001 in accordance with SFAS No. 142, “Goodwill and Other Intangible Assets.”

SPECIAL CHARGES (CREDITS), NET

      During 2002, the Company completed an extensive review of its plasma operations. As a result of this review, the Company permanently closed four of its seventeen donor centers, resulting in a charge of $1.3 million. The components of the charge included approximately $0.2 million related to severance payments, approximately $0.5 million related to lease obligations and approximately $0.5 million related to the write-off of certain long-lived assets with closed centers. The remaining $0.1 million consisted of other miscellaneous costs related to the closures. The severance payments covered approximately thirty-five employees. Severance payments and lease obligations are expected to be paid by the end of the second quarter of 2003 and third quarter of 2004, respectively.

      Additionally, during 2002, the Company recorded a charge of $1.9 million related primarily to the reorganization of the Company’s research and development organization, as well as personnel restructurings within the sales organization and at the Company’s manufacturing locations in Canada and Scotland. The components of the charge included approximately $1.5 million for severance and termination benefits, approximately $0.1 million related to lease obligations and approximately $0.3 million related to the impairment of certain long-lived assets. The severance payments covered approximately thirty employees. Severance payments and lease obligations are expected to be paid by the end of 2003.

      During 2001, the Company recorded a charge of approximately $0.2 million representing severance costs associated with the departure of the Company’s former Chief Financial Officer. This severance was paid out over a one-year period beginning in October 2001. Also, during June 2001, the Company wrote off approximately $0.9 million of incremental external due diligence costs related to the evaluation of the potential acquisition of Intergen. At the time of the write-off, the Company did not consider the acquisition probable of being completed. All eligible costs incurred with respect to the eventual acquisition subsequent to the resumption of negotiations with Intergen later in 2001 were capitalized as part of the cost of the acquisition. Additionally, during 2001, the Company reversed approximately $0.8 million of previously accrued amounts related to the cancellation of a software development contract in 1999, under which a third party vendor was assisting the Company in developing a donor center automation system. This amount had been accrued as part of a $4.2 million charge to write off previously capitalized costs and accrue for estimated remaining costs related to the project. During 2001, the Company received a favorable ruling in its arbitration case related to these costs in which the arbitrator ruled that the Company had no further obligation to the vendor. The Company also recorded an adjustment of approximately $0.3 million in 2001 to reverse a pre-acquisition contingency accrual that was initially recorded when the Company acquired its Kankakee facility in 1998.

OTHER INCOME, NET

      Other income, net was immaterial in 2002 and 2001. Other income, net primarily relates to gains and losses from realized foreign currency translation.

INTEREST (INCOME) EXPENSE, NET

      The Company recorded net interest income of $0.4 million in 2002 and $1.1 million in 2001. Interest income decreased due to lower cash balances in 2002 and lower interest rates.

PROVISION FOR INCOME TAXES

      The provision for income taxes as a percentage of income before taxes remained relatively constant at 36% in 2001 and 35% in 2002.

Comparison of Fiscal Years ended December 30, 2001 and December 31, 2000

NET SALES

Consolidated

      Consolidated net sales decreased 26%, or approximately $38.0 million, from $147.8 million in 2000 to $109.8 million in 2001. The decrease was driven by the decreased sales contribution from Seramed of approximately $54.2 million. Sales from Seramed products were $55.0 million in 2000 and $0.8 million in 2001. The decrease in Seramed sales was offset by increases of both specialty Therapeutic and Cell Culture Products over 2000.

Cell Culture Products

      Net sales of Cell Culture products increased $6.2 million, or 25%, from $24.4 million in 2000 to $30.6 million in 2001. Cell Culture revenue increased primarily due to higher sales of EX-CYTE®, which increased from $11.8 million in 2000 to $19.1 million in 2001. The growth in the EX-CYTE® product is due to continued advancement in the commercialization of the Company’s customers’ end-products because these products are in later stage clinical trials and FDA drug approval, which results in increased demand for the Company’s products.

Diagnostic Products

      Net sales of Diagnostic products increased approximately $2.1 million, or 10%, from $20.9 million in 2000 to $23.0 million in 2001. Total net sales increased due to monoclonal antibodies and related products increasing $1.1 million, from $14.8 million in 2000 to $15.9 million in 2001 and contributions from Intergen, which from the date of acquisition until year-end were $1.1 million. Net sales of primarily human-sourced antibodies used in blood typing reagents and diagnostic test kits were approximately $6.1 million, unchanged from 2000.

Therapeutic Products

      Net sales of Therapeutic products decreased approximately $46.2 million, or 45%, from $102.4 million in 2000 to $56.2 million in 2001. The decrease was primarily due to the reduction of sales of source plasma previously described, offset by increased sales of specialty antibodies. The increase in sales of specialty antibodies was primarily due to increased sales of anti-hepatitis antibodies, which increased 46% over the prior year. The Company believes the growth in demand for this product was largely being driven by the increasing life span for liver transplant patients, as well as other new treatment protocols for liver patients. Additionally, sales of anti-rabies antibodies increased 22% over the 2000 levels. Sales of anti-D antibodies declined 4% compared with 2000. Sales from Seramed were $55.0 million in 2000 and decreased to only $0.8 million in 2001.

GROSS PROFIT

Consolidated

      Consolidated gross profit increased 12%, or approximately $5.6 million, from $46.6 million in 2000 to $52.2 million in 2001. This increase was primarily the result of increased sales of high margin products, particularly EX-CYTE®, combined with the positive impact of the divestiture of the relatively low-margin source plasma business (with the exception of the 2001 Seramed sales of $0.8 million previously discussed). Gross margin increased from 32% in 2000 to 48% in 2001, largely as a result of the sales mix reflecting the increased sales of EX-CYTE®, the impact from sales of higher margin specialty antibodies representing a larger percentage of total sales in 2001 compared with 2000, and the decline in sales of the relatively low margin non-specialty antibodies resulting from the disposition of the Seramed business. Gross profit from Seramed was approximately $0.5 million and $0.9 million in 2000 and 2001, respectively.

Cell Culture Products

      Gross profits from Cell Culture products increased approximately $3.9 million, or 29%, from $13.5 million in 2000 to $17.4 million in 2001. The increase was attributable to increased sales of EX-CYTE®. Gross margin for the Cell Culture Product segment remained relatively stable, increasing from 55% in 2000 to 57% in 2001.

Diagnostic Products

      Gross profit from Diagnostic products increased $1.4 million from $11.9 million in 2000 to $13.3 million in 2001. Gross margins for the Diagnostic products remained relatively stable, increasing from 57% in 2000 to 58% in 2001.

Therapeutic Products

      Gross profit from Therapeutic products increased approximately $0.3 million, or 1%, from $21.2 million in 2000 to $21.5 million in 2001. This increase was primarily due to the sales of fully reserved product from Seramed previously discussed. Gross margin increased from 21% in 2000 to 38% in 2001 as a result of the divestiture of the relatively low-margin source plasma business (with the exception of the 2001 Seramed sales of $0.8 million previously discussed). Gross profit from Seramed was approximately $0.5 million and $0.9 million in 2000 and 2001, respectively.

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES

      Consolidated selling, general and administrative expenses increased 8%, or $1.7 million, from $21.8 million in 2000 to $23.5 million in 2001. The increase was primarily attributable to higher corporate expenses, which included recruiting and other expenses associated with the hiring of certain executives, increased professional fees, and increased costs associated with Company incentive compensation programs.

RESEARCH AND DEVELOPMENT

      Consolidated research and development expenses increased 143%, or $1.0 million, from $0.7 million in 2000 to $1.7 million in 2001. As a percentage of revenues, the investment in research and development increased from 1% in 2000 to 2% in 2001. The majority of the growth in 2001 occurred at the Company’s research and development laboratory in Scotland, where the Company increased the number of its scientists in order to more quickly pursue development projects for new monoclonal antibody products and other products related to the cell culture market. As previously mentioned, the Intergen acquisition greatly expanded the Company’s research and development capabilities. A significant amount of the research and development currently performed at the Company’s United States based facilities, acquired through the Intergen transaction, is related to the development of applications for certain technologies and products by working closely with customer requirements.

AMORTIZATION OF INTANGIBLES

      Amortization of intangibles decreased approximately $1.0 million from $2.5 million in 2000 to $1.5 million in 2001 due to the divestiture of Seramed.

SPECIAL (CREDITS) CHARGES, NET

      During 2001, the Company recorded a charge of approximately $0.2 million representing severance costs associated with the departure of the Company’s former Chief Financial Officer. This severance was paid out over a one-year period beginning in October 2001. Also, during June 2001, the Company wrote off approximately $0.9 million of incremental external due diligence costs related to the evaluation of the potential acquisition of Intergen. At the time of the write-off, the Company did not consider the acquisition probable of being completed. All eligible costs incurred with respect to the eventual acquisition subsequent to the resumption of negotiations with Intergen later in 2001 were capitalized as part of the cost of the acquisition. Additionally, during 2001, the Company reversed approximately $0.8 million of previously accrued amounts related to the cancellation of a software development contract in 1999, under which a third party vendor was assisting the Company in developing a donor center automation system. This amount had been accrued as part of a $4.2 million charge to write off previously capitalized costs and accrue for estimated remaining costs related to the project. During 2001, the Company received a favorable ruling in its arbitration case related to these costs in which the arbitrator ruled that the Company had no further obligation to the vendor. Also during 2001, the Company recorded an adjustment of approximately $0.3 million to reverse a pre-acquisition contingency accrual that was initially recorded when the Company acquired Serologicals Proteins in 1998.

      Special (credits) charges, net for 2000 consisted of costs incurred related to the divestiture of Seramed, and the $2.0 million benefit from an insurance settlement of a product liability claim. Also in 2000, the Company recorded an asset impairment charge totaling $0.3 million, along with approximately $1.3 million of charges associated with termination benefits, lease terminations and other costs associated with the divestiture of the non-specialty antibody business. The Company realized a gain on the disposal of Seramed totaling approximately $0.2 million.

OTHER INCOME, NET

      Other income, net was $0.2 million in 2000 and immaterial in 2001. Other income, net primarily relates to gains and losses from realized foreign currency translation.

INTEREST (INCOME) EXPENSE, NET

      The Company recorded net interest income of $1.1 million in 2001 compared with net interest expense of $1.2 million in 2000. The Company maintained significantly higher cash balances in 2001 compared with 2000, but these higher balances were offset by lower interest rates during 2001. In August 2000, the Company repaid all of its outstanding borrowings under its credit facility with cash proceeds received from the Seramed sale.

PROVISION FOR INCOME TAXES

      The provision for income taxes as a percentage of income before taxes decreased from 38% in 2000 to 36% in 2001, primarily as a result of the reduction in the amount of non-deductible goodwill resulting from the sale of Seramed in August 2000.

Liquidity and Capital Resources

      The following table sets forth certain indicators of consolidated financial condition and liquidity of the Company as of the following fiscal year ends (in thousands):

	2002	2001	2000

Cash and cash equivalents	$12,850	$10,780	$22,492
Working capital	65,468	55,156	56,790
Total debt and capital lease obligations	424	4,576	13
Stockholders’ equity	170,370	152,475	118,707
Total debt to equity ratio	0.2%	3.0%	—

      The Company has three principal sources of near-term liquidity: (1) existing cash and cash equivalents; (2) cash generated by operations; and (3) borrowing capacity under the Company’s revolving credit facility (the “Revolver”).

      On February 11, 2003 in connection with the proposed Chemicon acquisition the Company announced its plans to enter into a $100.0 million, five-year term loan. This term loan, combined with a new four year revolving credit facility, which is currently expected to be $25.0 million, will replace the Company’s existing $65.0 million facility. The proceeds from the $100.0 million term loan will be used to fund the purchase of Chemicon and associated transaction costs. Management believes the Company’s liquidity and capital resources are sufficient to meet its working capital, capital expenditure, debt repayment obligations and other anticipated cash requirements over the next twelve months and may be available for use in acquisitions.

      Net cash provided by operating activities in 2002 was $17.2 million, as compared to net cash provided by operating activities of $21.6 million in 2001. The decrease was primarily attributable to a $2.5 million incremental increase in working capital in 2002 versus 2001, lower net income of $3.1 million, and $2.9 million less in tax benefits from exercises of stock options, offset by an increase in non-cash special charges of $1.9 million and non-cash deferred income tax provision of $2.5 million in 2002 compared with $1.2 million in 2001. The increased investment in working capital was primarily due to an $11.2 million increase in accounts receivable in 2002, compared with a $7.7 million increase in 2001, and a $2.0 million increase in other assets in 2002, compared with a decrease of $2.7 million in 2001, offset by a decrease between years of approximately $3.3 million in income tax receivables. The accounts receivable year over year changes were primarily due to timing of sales and cash receipts.

      Net cash used in investing activities in 2002 was $12.8 million, compared with net cash used in investing activities of $46.5 million in 2001. Investing activities in 2002 related primarily to capital expenditures of $12.5 million, whereas 2001 included the acquisition of Intergen for $41.4 million, and capital expenditures of $5.1 million.

      Net cash used in financing activities in 2002 was $2.3 million, compared with net cash provided by financing activities of $13.1 million in 2001. Financing activities in 2002 consisted of $4.0 million in payments on long-term debt and capital obligations, $0.5 million related to costs to amend and extend the Company’s revolving line of credit and $0.3 million used to repurchase 20,000 shares of the Company’s common stock in a private transaction with a director, offset by $2.7 million in proceeds from the exercise of stock options and the purchase of stock through other Company stock ownership plans. Financing activities in 2001 consisted of cash proceeds of approximately $13.3 million from the exercise of stock options and the purchase of stock through other Company stock ownership plans.

      Capital expenditures in 2002 consisted primarily of the following major projects: (1) implementation of an Enterprise Resource Planning (“ERP”) system; (2) buildout of the expanded monoclonal manufacturing operations in Scotland; (3) completion of the expansion of the Company’s manufacturing facility in Toronto, Ontario; and (4) leasehold improvements associated with the relocations of certain human plasma donor centers. Capital expenditures in 2001 consisted primarily of the following major projects: (1) leasehold improvement associated with the relocation of the Company’s corporate headquarters; (2) completion of various expansion projects at Serological Proteins; and (3) various information systems initiatives.

      During 2003, the Company anticipates capital expenditures of approximately $30.0 million to $34.0 million. The most significant expenditure will be the construction of a second EX-CYTE® manufacturing facility in Lawrence, Kansas and the completion of leasehold improvements associated with relocations of certain donor centers. The total cost of the EX-CYTE® manufacturing facility is currently estimated to be $28.0 million, of which approximately $24.0 million is expected to be expended in 2003. The plant is expected to begin production of validated product in the first half of 2004.

      In October 2002, the Company’s Board of Directors authorized a program to repurchase up to 2,000,000 shares of its outstanding common stock between October 2002 and December 31, 2004. The repurchases will be made from time to time in the open market, in block trades or in private transactions, subject to price, market and general business conditions. Through March 25, 2003, the Company has not purchased any shares under this program.

      As of December 29, 2002, the Company had outstanding debt of approximately $0.4 million consisting of capital leases acquired through the Intergen acquisition on December 13, 2001. The Company has no borrowings outstanding under its Revolver. The following table sets forth the Company’s contractual obligations as of December 29, 2002 (in thousands):

	Payment due by period

	Total	1 year	2-3 years	4-5 years	5+ years

Operating lease obligations	$19,675	$3,302	$5,921	$4,473	$5,979
Capital lease obligations	424	385	39	—	—

	$20,099	$3,687	$5,960	$4,473	$5,979

      As previously discussed, the Company expects to enter into a $100.0 million, five year term loan. The proceeds from the $100.0 million term loan will be used for the purchase of Chemicon and associated transaction costs. The new facility and term loan are expected to have financial covenants. The Company is still in the process of negotiating the covenants under this the new facility and term loan. Payments under the term are expected to be payable in quarterly installments. The following table reflects the expected payments under the term loan:

2003	$750
2004	7,750
2005	17,500
2006	27,500
2007	36,750
2008	9,750

$100,000

      At December 29, 2002 the Company has a commitment with a vendor, which requires the Company to use the vendor in connection with the processing of BSA at the Toronto facility for a minimum of $120,000 per quarter. The contract can be terminated by the Company or the supplier at any time with 180 days’ notice. The contract automatically renews after the initial three year term on a rolling one-year basis.

      The Company has no off-balance sheet financing arrangements and has not created any special purpose entities. Additionally, the Company does not undertake any trading activities within its business with respect to non-exchange traded contracts accounted for at fair value.

Market Risk

      The Company is exposed to market risk from changes in foreign currency exchange rates and, to a lesser extent, interest rates, which could affect its future results of operations and financial condition. The Company manages its exposure to these risks through its regular operating and financing activities.

     Foreign Currency Exchange Rates

      The Company’s foreign-based operations are conducted through manufacturing operations located in the United Kingdom and Canada. In 2002, 2001 and 2000, foreign-based operations accounted for approximately 17%, 15% and 10% of net sales and approximately 39%, 17% and 16% of income from operations, respectively. The net investments in foreign subsidiaries translated into dollars using year-end exchange rates at December 29, 2002, is $16.9 million. The potential loss in fair value impacting other comprehensive income resulting from a hypothetical 10% change in quoted foreign currency exchange rates amounts to $1.7 million. The Company does not use derivative financial instruments to hedge its exposure to changes in foreign currency exchange rates.

      The functional currency of the Company’s U.K. operations is the British pound sterling, and the functional currency for the Company’s Canadian operations based in Toronto is the Canadian dollar. Fluctuations in foreign exchange rates can impact operating results, including net revenues and expenses, when translations of the subsidiary financial statements are made in accordance with SFAS No. 52, “Foreign Currency Translation.” Furthermore, the Company transacts business in various foreign currencies, subjecting it to exposure from movements in the exchange rates of those countries. However, a large portion of the Company’s sales to foreign countries is denominated in U.S. currency, thus mitigating a significant portion of this risk. It has not been the Company’s practice to hedge its assets and liabilities in these countries or its intercompany transactions and, accordingly, the Company has not used derivatives or other off-balance sheet items to manage any significant foreign currency exchange risk. In 2002, 2001 and 2000, the Company recorded foreign currency transaction gains (losses) of approximately $11,000, $44,000 and $(63,000), respectively.

Recent Accounting Pronouncements

      In August 2001, the FASB issued SFAS No. 143, “Accounting for Asset Retirement Obligations” (“SFAS No. 143”), which addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. SFAS No. 143 requires that the fair value of a liability for an asset retirement obligation be recognized in the period in which it is incurred if a reasonable estimate of fair value can be made. The fair value of the liability is added to the carrying amount of the associated asset and this additional carrying amount is depreciated over the life of the asset. The liability is accreted at the end of each period through charges to operating expense. If the obligation is settled for other than the carrying amount of the liability, a gain or loss on settlement will be recognized. The Company plans to adopt SFAS No. 143 in the first quarter of 2003. The adoption of SFAS No. 143 is not expected to have a material impact on the Company’s financial position or results of operations.

      In June 2002, the FASB issued SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities” (SFAS No. 146”). SFAS No. 146 addresses financial accounting and reporting for costs associated with exit or disposal activities and nullifies Emerging Issues Task Force Issue No. 94-3, “Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)” (“Issue No. 94-3”). The principal difference between SFAS No. 146 and Issue No. 94-3 relates to its requirements for recognition of a liability for a cost associated with an exit or disposal activity. SFAS No. 146 requires that a liability for a cost associated with an exit or disposal activity be recognized when the liability is incurred. Under Issue No. 94-3, a liability for an exit cost was recognized at the date of an entity’s commitment to an exit plan. A fundamental conclusion reached by the FASB in SFAS No. 146 is that an entity’s commitment to a plan, by itself, does not create a present obligation to others that meets the definition of a liability. Therefore, SFAS No. 146 eliminates the definition and requirements for recognition of exit costs in Issue No. 94-3. SFAS No. 146 also establishes that fair value is the objective for initial measurement of the liability. SFAS No. 146 is effective for exit or disposal activities that are initiated after December 30, 2002. The Company adopted SFAS No. 146 effective December 30, 2002. Adoption of SFAS No. 146 did not have a significant effect on the Company’s consolidated results of operations or financial position.

      In November 2002, the FASB issued Interpretation No. 45 “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others” (“FIN 45”). FIN 45 requires that the guarantor recognize, at the inception of certain guarantees, a liability for the fair value of the obligation undertaken in issuing such a guarantee. FIN 45 also requires additional disclosure about the guarantor’s obligations under certain guarantees that it has issued. The initial recognition and measurement provisions of this interpretation are applicable on a prospective basis to guarantees issued or modified after December 30, 2002 and the disclosure requirements are effective after December 15, 2002. The Company does not have any material guarantees at December 29, 2002. Adoption of FIN 45 will not have a significant effect on the Company’s results of operations or financial position.

Outlook

      The Company’s activities in 2003 will be largely focused on several major initiatives. The Company expects to close the Chemicon acquisition at the end of March 2003. While there is expected to be minimal integration of the functional operating activities, we will begin to implement programs to effectively cross sell the products of the combined companies through our sales force and distribution network. We will also explore potential for cost synergies related to research products in existing Serologicals’ facilities. The Company will finance the Chemicon acquisition with proceeds from a $100.0 million 5-year term loan. As a result, the Company will be exposed to interest rate risk, particularly given that interest rates are currently at historic lows. The Company plans to enter into one or more agreements using some combination of interest rate swaps, caps or similar instruments that will provide protection from rising rates on a minimum of $50.0 million of the borrowings.

      The second major effort ongoing during 2003 is the construction of our second EX-CYTE® manufacturing facility in Lawrence, Kansas. The Company expects sales of EX-CYTE® to be at or near manufacturing capacity at the existing facility. We expect that substantially all of the construction will be complete by the end of the year and that during the first three to six months of 2004 the validation and commissioning of the plant will be completed.

      The Company continues to experience uneven demand for its specialty antibody products and 2003 revenues from the products could decline from prior year levels. The demand for the vaccinia antibody product is primarily dependent on order flow from the Centers for Disease Control and Prevention (“CDC”) to its supplier, and our customer, Cangene. The Company is currently fulfilling its second purchase order for 15,000 liters of this product. There can be no assurance that there will be additional orders during 2003 for this product. In addition, demand for the Company’s other Therapeutic Products may decline from 2002 levels, primarily due to soft demand for anti-D antibodies and decreases for anti-hepatitis B due to our customers’ high inventory levels. The Company will continue to evaluate the optimal structure of its donor center network to meet the expected demand for its products.

      In addition, sales of BSA are expected to increase now that the Toronto facility became fully operational in January 2003. Sales of monoclonal blood typing products are expected to increase during 2003 as we believe the manufacturing issues experienced during 2002 at our facility in Scotland impacting our production capabilities have been successfully resolved.

      The Company expects to continue to increase its investment in research and development activities, primarily associated with cell culture media products and alternative fractionation methods.